UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 8)*

Canon Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

138006309

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑:	Rule 13d-1(b)

☐:	Rule 13d-1(c)

☐:	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Financial Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 51,497,362
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 51,497,362
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,497,362
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON MUFG Bank, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 6,000,564
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 6,000,564
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,000,564
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Trust and Banking Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 41,303,322
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 41,303,322
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,303,322
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.9%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Kokusai Asset Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,553,600
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 8,553,600
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,553,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON First Sentier Investors Holdings Pty Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New South Wales, Commonwealth of Australia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 253,039
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 253,039
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 253,039
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON MU Investments Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 568,500
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 568,500
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 568,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Securities Holdings Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,193,476
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 4,193,476
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,193,476
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,794,459
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 3,794,459
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,794,459
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

1	NAME OF REPORTING PERSON au Kabucom Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) (b)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 399,017
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 399,017
	8	SHARED DISPOSITIVE POWER -0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 399,017
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 138006309

ITEM 1

	(a)	Name of Issuer

Canon Inc.

	(b)	Address of Issuer’s Principal Executive Offices

30-2 Shimomaruko 3-chome, Ota-ku, Tokyo, 146-8501 Japan

ITEM 2

	(a)	Names of Persons Filing

Mitsubishi UFJ Financial Group, Inc. (“MUFG”)

MUFG Bank, Ltd. (“MUBK”)

Mitsubishi UFJ Trust and Banking Corporation (“MUTB”)

Mitsubishi UFJ Kokusai Asset Management Co., Ltd. (“MUKAM”)

First Sentier Investors Holdings Pty Ltd (“FSIHD”)

MU Investments Co., Ltd. (“MUI”)

Mitsubishi UFJ Securities Holdings Co.,Ltd. (“MUSHD”)

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“MUMSS”)

au Kabucom Securities Co., Ltd. (“KC”)

	(b)	Address of Principal Business Office or, if none, Residence

MUFG :
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8330, Japan

MUBK :
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8388, Japan

MUTB :
4-5 Marunouchi 1-chome, Chiyoda-ku
Tokyo 100-8212, Japan

MUKAM :
12-1 Yurakucho 1-chome, Chiyoda-ku
Tokyo 100-0006, Japan

FSIHD :
Level 5, Tower Three International Towers Sydney, 300 Barangaroo Avenue,
Barangaroo, NSW, 2000, Australia

MUI :
3-11 Kandasurugadai 2-chome, Chiyoda-ku
Tokyo 101-0062, Japan

CUSIP NO. 138006309

MUSHD :
9-2, Otemachi 1-chome, Chiyoda-ku
Tokyo 100-8127 , Japan

MUMSS :
9-2, Otemachi 1-chome, Chiyoda-ku
Tokyo 100-8127 , Japan

KC :
3-2 Otemachi 1-chome, Chiyoda-ku
Tokyo 100-0004, Japan

	(c)	Citizenship
MUFG, MUBK, MUTB, MUKAM, MUI, MUSHD, MUMSS and KC: Japan
FSIHD: Commonwealth of Australia

	(d)	Title of Class of Securities
Common Stock

	(e)	CUSIP Number

138006309(this CUISIP number is for the issuer’s American Depository Shares, not the Common Stock)

ITEM 3		If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	MUFG:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

		(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

		(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

		(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

		(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

		(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

		(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

		(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP NO. 138006309

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Parent holding company

MUBK:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

MUTB:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

CUSIP NO. 138006309

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

MUKAM:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

FSIHD:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

CUSIP NO. 138006309

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Parent holding company

MUI:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

CUSIP NO. 138006309

MUSHD:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Securities holding company

MUMSS:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP NO. 138006309

		(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

		(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

		(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

	KC:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

		(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

		(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

		(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

		(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

		(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

		(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

		(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

		(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

		(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

		(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

ITEM 4		Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For MUFG

(a)	Amount beneficially owned:	51,497,362

(b)	Percent of class:	4.92%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	51,497,362

CUSIP NO. 138006309

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	51,497,362

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For	MUBK

(a)	Amount beneficially owned:	6,000,564

(b)	Percent of class:	0.57%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	6,000,564

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	6,000,564

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For	MUTB

(a)	Amount beneficially owned:	41,303,322

(b)	Percent of class:	3.95%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	41,303,322

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	41,303,322

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For	MUKAM

(a)	Amount beneficially owned:	8,553,600

(b)	Percent of class:	0.82%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	8,553,600

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	8,553,600

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For	FSIHD

(a)	Amount beneficially owned:	253,039

(b)	Percent of class:	0.02%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	253,039

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	253,039

CUSIP NO. 138006309

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For	MUI

(a)	Amount beneficially owned:	568,500

(b)	Percent of class:	0.05%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	568,500

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	568,500

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For	MUSHD

(a)	Amount beneficially owned:	4,193,476

(b)	Percent of class:	0.40%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	4,193,476

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	4,193,476

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For	MUMSS

(a)	Amount beneficially owned:	3,794,459

(b)	Percent of class:	0.36%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	3,794,459

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	3,794,459

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For	KC

(a)	Amount beneficially owned:	399,017

(b)	Percent of class:	0.04%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	399,017

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	399,017

	(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP NO. 138006309

ITEM 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following:     [Ö]

ITEM 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

As of December 31, 2020, MUFG beneficially owns 51,497,362 shares of the issuer indirectly through its subsidiaries as follows: MUBK holds 6,000,564 shares; MUTB holds 41,303,322 shares (indirectly through a subsidiary, MUKAM) (indirectly through a subsidiary, FSIHD) (indirectly through a subsidiary, MUI); MUSHD holds 4,193,476 shares (indirectly through a subsidiary, MUMSS); and (indirectly through a subsidiary, KC). Furthermore, FSIHD holds 253,039 shares (indirectly through its subsidiaries as follows; First Sentier Investors (Australia) IM Ltd, First Sentier Investors (Singapore) (FKA: First State Investments (Singapore)) and First Sentier Investors Realindex Pty Ltd).

ITEM 8	Identification and Classification of Members of the Group

Not applicable.

ITEM 9	Notice of Dissolution of Group

Not applicable.

ITEM 10	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

Mitsubishi UFJ Financial Group, Inc.

By:	/s/ Riyuuichirou Sakuma

Name:	Riyuuichirou Sakuma

Title:	Managing Director, Deputy Head of Credit Policy & Planning Division

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

MUFG Bank, Ltd.

By:	/s/ Riyuuichirou Sakuma

Name:	Riyuuichirou Sakuma

Title:	Managing Director, Deputy Head of Credit Policy & Planning Division

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

Mitsubishi UFJ Trust and Banking Corporation

By:	/s/ Kota Goto

Name:	Kota Goto

Title:	Senior Deputy General Manager, Asset Management and Investor Services Planning Division

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

Mitsubishi UFJ Kokusai Asset Management Co., Ltd.

By:	/s/ Takashi Miyazaki

Name:	Takashi Miyazaki

Title:	Executive Officer, General Manager of Risk Management Division

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

First Sentier Investors Holdings Pty Ltd

By:	/s/ Yutaka Kawakami

Name:	Yutaka Kawakami

Title:	Deputy CEO

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

MU Investments Co., Ltd.

By:	/s/ Yasuhiko Haraguchi

Name:	Yasuhiko Haraguchi

Title:	Director

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

Mitsubishi UFJ Securities Holdings Co.,Ltd.

By:	/s/ Riyuuichirou Sakuma

Name:	Riyuuichirou Sakuma

Title:	Chief Manager of Corporate Planning Division

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

By:	/s/ Riyuuichirou Sakuma

Name:	Riyuuichirou Sakuma

Title:	Chief Manager of Corporate Planning Division

CUSIP NO. 138006309

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2021

au Kabucom Securities Co., Ltd.

By:	/s/ Tsunehisa Uehara

Name:	Tsunehisa Uehara

Title:	Senior Executive Officer, Member of the Board